Exhibit 99.1

PRESS RELEASE

For Immediate Release:  May 19, 2003

Contact:
Valerie Newsom
	Phone:	432-684-0301
	Email:	vnewsom@cap-rock.net

Cap Rock Energy Reports First Quarter Earnings for 2003

MIDLAND, TX — Cap Rock Energy Corporation (AMEX: RKE) reported net income for the first quarter of 2003 of $3,061,000, or $2.25 per common share, diluted, as compared to $2,782,000, or $2.14 per common share, diluted, for the same period in 2002.

Lee D. Atkins, Senior Vice President and CFO of Cap Rock Energy stated, “Our financial results are in line with our expectations.  The first quarter 2003 operations are on par with 2002 first quarter operations.”

	Quarter ended		Twelve Months ended
	March 31,		March 31,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating revenues	$22,344	$18,119	$78,862	$71,241
Operating income	5,180	4,226	15,627	14,206
Net Income	3,061	2,782	9,055	7,212

Earnings per share:
Basic	$2.35	$2.14	$6.95	$5.54
Diluted	$2.25	$2.14	$6.85	$5.54

Weighted average shares of Common stock outstanding:
Basic	1,302,355	1,302,355	1,302,355	1,302,355
Diluted	1,357,653	1,302,355	1,316,180	1,302,355

A primary factor in the change in net income for 2003 was the change in accounting principle concerning the recognition of operating revenues in accordance with the Company’s change in rate-making policy.  The net effect of the one-time change was to increase operating income by approximately $1 million.  This was offset by the inclusion of income tax expense of $699,000.  The

2002 comparative quarter reflects no income tax expense because of the utilization of net operating loss carryforwards and the tax exempt status of certain subsidiaries.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.